Exhibit 99.1

Conn’s, Inc. Reports Retail Segment Net Sales Results for the Quarter Ended April 30, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--May 10, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its retail segment net sales results for the quarter ended April 30, 2011.

Retail segment net sales for the quarter ended April 30, 2011, of $157.2 million, decreased $6.4 million, or 3.9%, as compared to the quarter ended April 30, 2010. Retail segment net sales represent total product sales, repair service agreement commissions (excluding the impact of repair service agreement cancellations due to credit charge-offs) and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods, excluding the five stores being closed and the two stores with leases expiring in the current fiscal year) decreased 3.9% for the quarter ended April 30, 2011, as compared to the same quarter in the prior year period.

The retail segment’s retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 28% for the quarter ended April 30, 2011. This is an increase from the 23.9% experienced in the quarter ended January 31, 2011, as the Company achieved expanded gross margins in most categories and saw a seasonal shift in the product sales mix. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended April 30,
	2011	% of Total	2010	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$57,078	36.3%	$59,754	36.5%	$(2,676)	-4.5%
Home appliances	45,151	28.7%	48,793	29.8%	(3,642)	-7.5%
Furniture and mattresses	23,549	15.0%	18,904	11.6%	4,645	24.6%
Home office	10,598	6.7%	13,111	8.0%	(2,513)	-19.2%
Other	7,949	5.1%	8,453	5.2%	(504)	-6.0%
Total product sales	144,325	91.8%	149,015	91.1%	(4,690)	-3.1%

Repair service agreement commissions	9,003	5.7%	9,851	6.0%	(848)	-8.6%
Service revenues	3,889	2.5%	4,757	2.9%	(868)	-18.2%
Total net sales	$157,217	100.0%	$163,623	100.0%	$(6,406)	-3.9%

Note: The amounts in the table reflect the results of the Company’s retail segment. Additionally, the Company has revised its product category presentation to be more consistent with other companies in the industry. The primary change was to rename the Track category as Home office and move certain products, previously included in Track, to Consumer electronics, Home appliances and Other.

The following is a summary of some of the key items impacting net sales during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales declined primarily as a result of a 20.5% decrease in the average selling price of televisions, as unit sales increased 19.4%. The increase in unit sales was driven largely by a 128.8% increase in plasma television unit sales. Also, lower camera and camcorder sales contributed to the decline. Partially offsetting the declines were higher video game hardware, MP3 player and accessory sales, and the addition of DJ systems to the product line-up,
  Home appliance category sales declined during the quarter on lower unit sales and a decline in the average selling prices, with laundry sales down 11.2%, refrigeration sales down 6.7% and cooking sales down 17.7%. The Company did experience a 96.4% increase in room air conditioning sales,
  The growth in furniture and mattresses sales was driven by enhanced displays and product selection, and increased promotional activity to increase customer traffic,
  Home office sales declined primarily as a result of a 15.9% drop in the unit sales of laptop and desktop computers, and a 3.8% decrease in the average selling prices of those products. While home office sales declined, the Company drove an increase in the amount of gross profit generated by this category,
  The decrease in other product revenues resulted primarily from reduced lawn and garden equipment sales due to the dry weather conditions,
  Service revenues decreased as the Company increased its use of third-party servicers during the quarter, compared to the previous year, to provide timely product repairs for its customers, and
  The Company completed the closure of one store in Austin, Texas, as the lease expired during the month of April.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Wednesday, May 25, 2011, at 8:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 75 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, four in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 60% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the cost of any new, amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294